EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

ABMC RECEIVES MINIMUM BID PRICE COMPLIANCE PERIOD EXTENSION FROM NASDAQ

KINDERHOOK, NY, October 30, 2008 - American Bio Medica Corporation (NASDAQ:ABMC) announced today that it received a letter, dated October 22, 2008, from the Nasdaq Stock Market (NASDAQ) advising the Company that, because of the extraordinary market conditions, effective October 16, 2008, NASDAQ has suspended enforcement of the bid price and market value requirements through January 16, 2009. As a result of this suspension, ABMC will now have until February 10, 2009 to regain compliance.

On October 16, 2008, ABMC had 22 calendar days remaining in its compliance period for its bid price deficiency. Upon reinstatement of the rules on January 19, 2008, ABMC will still have this number of days, or until February 10, 2009, to regain compliance. The Company can achieve compliance at any time during either the suspension or the extended compliance period if the closing bid price of its common stock is $1.00 per share or more for a minimum of 10 consecutive trading days.

For more information on American Bio Medica Corporation or its products, please visit www.abmc.com.

About American Bio Medica Corporation
American Bio Medica Corporation is a biotechnology company that develops manufactures and markets accurate, cost-effective immunoassay diagnostic test kits, including some of the world’s most effective point of collection tests for drugs of abuse. The Company and its worldwide distribution network target the workplace, government, corrections, clinical and educational markets. ABMC’s Rapid Drug Screen®, Rapid One®, Rapid TEC®, RDS® InCup®, Rapid TOX® and Rapid TOX Cup® products test for the presence or absence of drugs of abuse in urine, while OralStat® and Rapid STAT™ tests for the presence or absence of drugs of abuse in oral fluids. ABMC’s Rapid Reader® is a compact, portable device that, when connected to any computer, interprets the results of an ABMC drug screen, and sends the results to a data management system, enabling the test administrator to easily manage their drug testing program.
This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, the following: continued acceptance of the Company's products, increased levels of competition in our industry, the acceptance of new products, inherent risks associated with product development, regulatory approvals and intellectual property rights, the Company’s dependence on key personnel, third party sales and suppliers. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled "Risk Factors" in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2007, and quarterly reports on Form 10-QSB on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.

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